UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 30, 2021

CLEANSPARK, INC.

(Exact name of Registrant as specified in its charter)

Nevada	001-39187	87-0449945
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1185 S. 1800 West, Suite 3

Woods Cross, Utah 84087

(Address of Principal Executive Offices)

(702) 941-8047

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CLSK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Effective October 1, 2021, CleanSpark, Inc., a Nevada corporation, through its subsidiary CleanBlok Inc. (collectively, the “Company”) entered into agreements (the “Agreements”) with Georgia Power Company (“Georgia Power”), which Agreements set forth the terms and conditions that govern Georgia Power’s provision of electrical services (the “Services”) to the Company’s facilities in Norcross, Georgia. The Agreements have an initial term of five years, after which they shall remain in effect until terminated by either party. During the term of the Agreements, the Company shall make monthly payments to Georgia Power in exchange for the Services. The Company is on the Georgia Power Real Time Pricing (“RTP”) rate, where a portion of the usage is priced hourly and another portion is billed at a conventional rate.

Pursuant to the Agreements, the Company shall be entitled to purchase power from Georgia Power at the RTP rate in exchange for the Company’s agreement to purchase a minimum amount of power every month and to limit power usage during certain periods of peak use.

In addition, the Company agreed to pay Georgia Power a one-time fee of approximately $2.0 million to install certain excess facilities on the property.

The foregoing description of the Agreements does not purport to be complete, and is qualified in its entirety by reference to the complete text of such Agreements, copies of which will be filed as exhibits to the Company’s next periodic report.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEANSPARK, INC.

Dated: October 6, 2021	By:	/s/ Zachary K. Bradford
Zachary K. Bradford
Chief Executive Officer and President

3